As filed with the Securities and Exchange Commission on July 13, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

TIBCO SOFTWARE INC.

(Exact name of registrant as specified in its charter)

Delaware	77-0449727
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3303 Hillview Avenue Palo Alto, California	94304
(Address of Principal Executive Officers)	(Zip Code)

2008 Equity Incentive Plan

(Full title of the plan)

William R. Hughes

Executive Vice President, General Counsel and Secretary

TIBCO Software Inc.

3303 Hillview Avenue

Palo Alto, CA 94304

(Name and address of agent for service)

(650) 846-1000

(Telephone number, including area code, of agent for service)

Copy to:

Selim Day, Esq.

Wilson Sonsini Goodrich & Rosati

Professional Corporation

1301 Avenue of the Americas, 40th Floor

New York, NY 10019

(212) 999-5800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12-b2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $0.001 per share, to be issued pursuant to the TIBCO Software Inc. 2008 Equity Incentive Plan	4,000,000	$27.20	$108,800,000	$12,469

(1)	Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), to the extent additional shares of the Registrant’s Common Stock may be issued or issuable as a result of a stock dividend, stock split or similar transaction declared at any time by the Board of Directors while this Registration Statement is in effect, this Registration Statement is hereby declared to cover all of such additional Common Stock.
(2)	Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act, solely for the purposed of calculating the registration fee on the basis of $27.20 per share, which is the average of the high and low prices of the Company’s Common Stock as reported on the Nasdaq Global Select Market on July 12, 2012.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 are not required to be filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to the Note to Part I of Form S-8 and Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Securities Exchange Commission (the “Commission”) are incorporated herein by reference (other than information in a report on Form 8-K that is “furnished” and not “filed” pursuant to Form 8-K, and, except as may be noted in any such Form 8-K, exhibits filed on such form that are related to such information):

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended November 30, 2011, filed with the Commission on January 30, 2012;

(b) The Registrant’s Quarterly Reports on Form 10-Q for the period ended March 4, 2012 filed with the Commission on April 13, 2012 and for the period ended June 3, 2012 filed with the Commission on July 13, 2012;

(c) The Registrant’s Current Reports on Form 8-K, filed with the Commission on December 21, 2011 (with respect only to that certain Form 8-K filed on that day pertaining to Items 1.01, 2.03 and 9.01), March 1, 2012, March 29, 2012, April 10, 2012, April 18, 2012, April 27, 2012 and June 6, 2012; and

(d) The description of the Registrant’s Common Stock from its Registration Statement on Form 8-A, filed with the Commission on July 1, 1999 (File No. 000-26579), and any amendment or report filed with the Commission for the purposes of updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of filing such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed to be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement in this Registration Statement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law allows for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. The Registrant’s Certificate of Incorporation and Bylaws provide for indemnification of the Registrant’s directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. The Registrant has also entered into agreements with its directors and officers that will require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors to the fullest extent not prohibited by law.

Item 8.	Exhibits

Exhibit Number	Description

4.1	2008 Equity Incentive Plan (March 7, 2012 Restatement) (1)

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page of this Registration Statement)

(1)	Incorporated by reference to an exhibit filed with the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 3, 2012, filed with the Commission on July 13, 2012.

Item 9.	Undertakings

1.	The undersigned Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(b)	That, for the purpose of determining any liability under the Securities Act, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on this 13th day of July 2012.

TIBCO SOFTWARE INC.

By:	/s/ Sydney L. Carey
Sydney L. Carey
Executive Vice President, Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Sydney L. Carey, Executive Vice President, Chief Financial Officer and William R. Hughes, Executive Vice President, General Counsel and Secretary, and each of them, as his or her attorney-in-fact and agents with full power of substitution in each, for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and additions to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Commission, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ VIVEK Y. RANADIVÉ Vivek Y. Ranadivé	Chairman and Chief Executive Officer (Principal Executive Officer)	July 13, 2012

/S/ SYDNEY L. CAREY Sydney L. Carey	Executive Vice President, Chief Financial Officer (Principal Financial Officer)	July 13, 2012

/S/ BRENT P. HOGENSON Brent P. Hogenson	Vice President, Corporate Controller (Principal Accounting Officer)	July 13, 2012

/S/ NANCI E. CALDWELL Nanci E. Caldwell	Director	July 13, 2012

/S/ ERIC DUNN Eric Dunn	Director	June 17, 2012

/S/ NAREN GUPTA Naren Gupta	Director	July 13, 2012

/S/ PETER JOB Peter Job	Director	July 13, 2012

/S/ PHILLIP K. WOOD Phillip K. Wood	Director	July 13, 2012

INDEX TO EXHIBITS

Exhibit Number	Description

4.1	2008 Equity Incentive Plan (March 7, 2012 Restatement) (1)

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page of this Registration Statement)

(1)	Incorporated by reference to an exhibit filed with the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 3, 2012, filed with the Commission on July 13, 2012.